Statement re: Computation of Per Share Earnings             EXHIBIT 11.1




                              STEEL DYNAMICS, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                               THREE MONTHS ENDED                        NINE MONTHS ENDED
                                                        ---------------------------------       ----------------------------------
                                                        SEPTEMBER 28,       SEPTEMBER 30,       SEPTEMBER 28,        SEPTEMBER 30,
                                                            1996                1997                1996                 1997
                                                        -------------       -------------       -------------        -------------
Weighted average shares outstanding ...............       34,549              48,540              32,048               48,080
Adjustment for Staff Accounting Bulletin No. 83 ...        3,892                                   3,892
Dilutive effect for options and warrants ..........          N/A(a)              N/A(a)              N/A (a)              N/A(a)
                                                         -------             -------             -------              -------

Adjusted weighted average shares outstanding ......       38,441              48,540              35,940               48,080
                                                         =======             =======             =======              =======

Net income (loss) .................................      $ 4,294             $ 5,413             $(9,818)             $35,567
                                                         =======             =======             =======              =======

Net income (loss) per share .......................      $   .11(b)          $   .11(b)          $ (0.27)(b)          $   .74(b)
                                                         =======             =======             =======              =======




(a) Net income (loss) per share for the quarters ended September 28, 1996 and September 30, 1997 were calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding including the anti-dilutive effect of shares issued from September 23, 1995 through September 23, 1996 using the treasury stock method. Net income per share for the three and nine months ended September 30, 1997 excludes the anti-dilutive effect of common stock equivalents.

(b) Fully diluted earnings per share is the same as primary earnings per share.




                                       10